FISCAL 2007 SALES AND REVENUES GROW 16% AND
EARNINGS PER SHARE GROW 111% YEAR-OVER-YEAR

Announces First Asian Market Design Wins for MOST®

Hauppauge, NY – April 30, 2007 – SMSC (Nasdaq: SMSC) today announced fourth quarter fiscal 2007 sales and revenues of $89.7 million, up 6.0% from $84.6 million in last fiscal year’s fourth quarter. Total fiscal year 2007 sales and revenues were $370.6 million, a 16.1% increase year-over-year. On a GAAP basis, fourth quarter fiscal 2007 net income was $7.8 million, an increase of 118% from the same period last year, and net income per diluted share was $0.33. For the full fiscal year of 2007, net income was $27.0 million, a 125% increase year-over-year, and net income per diluted share was $1.16. Results for the prior year included only eleven months of operating results from the product lines acquired with OASIS on March 30, 2005.

SMSC also presents non-GAAP financial measures to provide additional insight into underlying operating performance on a comparable basis. For fiscal 2006, the non-GAAP measures exclude the write-off of in-process research and development costs acquired in the acquisition of OASIS SiliconSystems (“OASIS”) and the non-cash charges and credits associated with Stock Appreciation Rights (“SARs”). For fiscal 2007, the non-GAAP measures exclude charges and credits for SARs and stock options associated with the accounting pursuant to SFAS 123R. Both periods exclude the amortization of acquired intangible assets. On a non-GAAP basis, for the three months ended February 28, 2007, net income was $10.4 million (an increase of $4.3 million or 71% from last year) and net income per diluted share was $0.44 (an increase $0.18 per share or 69% from last year). For the full year net income increased by $11.6 million or 47% to $36.2 million, and net income per diluted share was up $0.44 or 39% to $1.56.

Fourth quarter sales and revenues in the Consumer Electronics & Infotainment, Mobile & Desktop PC and Industrial & Other markets were $35.8 million, $36.4 million and $17.5 million respectively. Sales in the Consumer Electronics and Infotainment market reached 40% of the total company sales and revenues for the first time.

Cash and short-term investments at February 28, 2007 were $160.0 million, up from $146.0 million as of November 30, 2006. SMSC has no bank debt, and book value per share as of February 28, 2007 was $17.14 as compared with $16.60 as of November 30, 2006.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said, “SMSC posted record semiconductor product revenues for the fourth consecutive year in fiscal 2007. Quarterly sales and revenues have now grown at a 21.8% compound annual growth rate over the past five years. And, diluted earnings per share were $1.16, more than double last year’s $0.55. Non-GAAP diluted earnings per share were $1.56, compared to $1.12 in the prior year.

“In addition, this time last year, we noted that we were targeting one or two MOST design wins in Asia, which we hoped to launch in fiscal 2008. Today we are pleased to confirm that we expect four vehicle platforms to launch this fiscal year from three different Asian car companies. Among these are two of the biggest manufacturers in the region and one of the Chinese-owned auto makers. We expect to see the first production orders for some of these vehicles in our upcoming second fiscal quarter. This validates that MOST is indeed becoming a global automotive infotainment standard and is no longer just confined to European luxury cars.

“Industry-wide semiconductor demand softening since December resulted in particularly weak bookings in February, which will impact fiscal Q1. Bookings since March 1, however, have bounced back strongly and are expected to drive a healthy rebound in fiscal Q2. The combination of soft demand affecting the first half, and approximately $30 million of low margin sales being shed throughout the fiscal year as part of our margin enhancement strategy, are expected to result in fiscal 2008 sales which are approximately flat year-over-year.”

Mr. Bilodeau further added “We are also pleased to report that the implementation of the strategy refinement announced in December is ahead of schedule and yielded significant improvements in the just-completed fourth quarter with gross margins expanding over 3 percentage points on a sequential basis. We now expect that gross margins in fiscal 2008 will climb 5-6 percentage points over fiscal 2007. This is higher than previously predicted and will drive significant earnings leverage as we head into the second half of the fiscal year when this transition is complete. Consequently, our target non-GAAP operating margin is approximately 15% for the full fiscal 2008 and 17-18% in the second half.”

A management teleconference to further discuss the full year and fourth quarter fiscal 2007 results and to provide greater detail regarding our business model and outlook for the first quarter and full year of fiscal 2008 is scheduled for 5:00 PM EST on April 30, 2007. Consistent with current industry forecasts, we expect our first quarter to be the bottom of the current semiconductor cycle, and a healthy rebound in our second quarter, which starts June 1, 2007. First quarter fiscal 2008 sales and revenues are expected to be approximately $81 million with earnings per diluted share in the range of $0.25-$0.27 on a non-GAAP basis. This guidance includes the effect of the product pruning and margin enhancement strategy previously announced in December 2006. Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity-based compensation related to Stock Appreciation Rights cannot be projected reasonably. Slide presentation materials containing additional disclosure regarding results and future earnings expectations, and a link to a webcast of the teleconference will be accessible from the investor relations section of SMSC’s website at www.smsc.com.

Use of Non-GAAP Financial Information:

Included within the press release are non-GAAP financial measures that supplement the Company’s Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Consolidated Statements of Operations. Reconciliations of GAAP to non-GAAP measures for both the three and twelve month periods ended February 28, 2007 and 2006 are provided in schedules accompanying this release.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:
SMSC’s quarterly results of operations have not been audited by the Company’s independent accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC is a registered trademark of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
Sales and revenues	$89,723	$84,628	$370,594	$319,118
Costs and expenses:
Costs of goods sold	44,272	45,748	193,497	172,309
Research and development	16,710	15,716	66,585	58,274
Selling, general and administrative	20,397	18,621	73,500	68,508
Amortization of intangible assets	1,612	1,545	6,364	5,802
In-process research and development	—	—	—	895

Income from operations	6,732	2,998	30,648	13,330
Interest income	1,214	1,016	4,695	3,288
Interest expense	(108)	(3)	(306)	(76)
Other expense, net	308	—	240	—

Income before provision for income taxes	8,146	4,011	35,277	16,542
Provision for income taxes	310	418	8,262	4,512

Net income	$7,836	$3,593	$27,015	$12,030

Basic net income per share:	$0.35	$0.17	$1.22	$0.58

Diluted net income per share:	$0.33	$0.15	$1.16	$0.55

Weighted average common shares outstanding:
Basic	22,500	21,468	22,097	20,783
Diluted	23,634	23,304	23,259	21,998

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	February 28,	February 28,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$36,255	$43,932
Short-term investments	123,768	111,101
Accounts receivable, net	40,662	39,802
Inventories	50,873	41,861
Deferred income taxes	19,312	17,457
Other current assets	8,751	5,651

Total current assets	279,621	259,804

Property, plant and equipment, net	58,020	38,140
Goodwill	98,259	94,606
Intangible assets, net	40,256	44,039
Deferred income taxes	7,094	8,307
Other assets	3,037	3,314

Total assets	$486,287	$448,210

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,617	$27,220
Deferred income on shipments to distributors	12,752	13,205
Accrued consideration payable pursuant to business acquisition agreement	—	17,750
Accrued expenses, income taxes and other liabilities	29,026	28,919

Total current liabilities	67,395	87,094

Deferred income taxes	10,100	9,817
Other liabilities	16,850	17,330

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,511	2,400
Additional paid-in capital	276,701	250,792
Retained earnings	139,657	112,642
Treasury stock, at cost	(32,038)	(25,961)
Deferred stock-based compensation	—	(3,953)
Accumulated other comprehensive income (loss)	5,111	(1,951)

Total shareholders’ equity	391,942	333,969

Total liabilities and shareholders’ equity	$486,287	$448,210

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended February 28,
	2007		2006
Income (loss) from operations – GAAP basis (a)	$6,732		$2,998
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	102		104
Research and development	867		611
Selling, general and administrative	889		1,651

	1,858		2,366
Amortization of intangible assets (c)	1,612		1,545

Income from operations – non-GAAP basis (d)	$10,202		$6,909

Net income – GAAP basis	$7,836		$3,593
Non-GAAP adjustments (as scheduled above)	3,470		3,911
Tax effect of non-GAAP adjustments (e)		(910)	(1,408)

Net income – non-GAAP basis	$10,396		$6,096

GAAP Net income per share – diluted	$0.33		$0.15

Non-GAAP Net income per share – diluted (f)	$0.44		$0.26

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 7.5% and 3.5% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $273K in the three month period ended February 28, 2007. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(d)	11.4% and 8.2% of total sales and revenues, respectively.

(e)	To adjust the provision for income taxes related to the adjustments described in notes (b) and (c) above, based on applicable incremental tax rates.

(f)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Twelve Months Ended February 28,
	2007	2006
Income from operations – GAAP basis (a)	$30,648	$13,330
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	357	630
Research and development	3,249	2,757
Selling, general and administrative	3,288	8,013

	6,894	11,400
FMV adjustment – OASIS opening inventory (c)	–	1,652
Amortization of intangible assets (d)	6,364	5,802
In-process research and development (e)	–	895

Income from operations – non-GAAP basis (f)	$43,906	$33,079

Net income – GAAP basis	$27,015	$12,030
Non-GAAP adjustments (as scheduled above)	13,258	19,749
Tax effect of non-GAAP adjustments (g)	(4,065)	(7,121)

Net income – non-GAAP basis	$36,208	$24,658

GAAP Net income per share – diluted	$1.16	$0.55

Non-GAAP Net income per share – diluted (h)	$1.56	$1.12

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 8.3% and 4.2% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $3.3 million in the twelve month period ended February 28, 2007. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the impact on Costs of goods sold of the write up to fair value of inventory from the OASIS SiliconSystems Holding AG (“OASIS”) acquisition, to the extent such inventory was sold in the twelve month period ended February 28, 2006.

(d)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(e)	To eliminate the charge for in-process research and development, expensed immediately upon completion of the OASIS acquisition on March 30, 2005.

(f)	11.8% and 10.4% of total sales and revenues, respectively.

(g)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c), (d) and (e) above, based on applicable incremental tax rates.

(h)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.